Exhibit 99.2

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS APPOINTS KENNETH R. MEYERS CFO;

 STEVEN T. CAMPBELL TO BECOME U.S. CELLULAR CFO

CHICAGO — Dec. 4, 2006 — Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] today announced the appointment of Kenneth R. Meyers as executive vice president (EVP)and chief financial officer (CFO), effective Jan. 1, 2007. Meyers is currently EVP and CFO of U.S. Cellular, TDS’ publicly traded subsidiary. Meyers will replace TDS’ current CFO, Sandra L. Helton, who is resigning effective Dec. 31, 2006. Meyers will also join the TDS Board of Directors, effective Jan. 1, 2007, and will continue as a director of U.S. Cellular.  Steven T. Campbell, U.S. Cellular’s current controller, will replace Meyers as EVP and CFO of U.S. Cellular. Campbell will continue to serve as controller until a successor is appointed.

TDS president and CEO LeRoy T. Carlson, Jr. said, “Throughout his two decades of loyal service with U.S. Cellular, Ken Meyers has held multiple senior accounting roles and has played an integral part in the company’s growth and success. I am confident that he is the right person to take charge of TDS’ financial and accounting responsibilities at this time.”

Meyers is currently the executive vice president, chief financial officer and treasurer of U.S. Cellular.  He is a certified public accountant, with a MBA from Northwestern University’s J. L. Kellogg Graduate School of Management and B.S. in business administration from Loyola University.  Prior to joining U.S. Cellular, Meyers held financial leadership positions with Imi-Tech Corp. and the Marmon Group.

Campbell joined U.S. Cellular as vice president and controller in June 2005.  Prior to that time, he held financial leadership positions at 3Com Corporation (1997 to 2005), U.S. Robotics Corporation (1995 to 1997) and Amoco Corporation (1980 to 1995).  Campbell began his career at PricewaterhouseCoopers LLP.  He is a certified public accountant, and holds an MBA degree from Northwestern University’s J. L. Kellogg Graduate School of Management and a B.S. in accounting from Quincy University.

About TDS

TDS is a diversified telecommunications corporation founded in 1969. Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone, and broadband services. As of Sept. 30, 2006, the company employed 11,700 people and served 6.9 million customers/units in 36 states.

About U.S. Cellular

As of Sept. 30, 2006, U.S. Cellular Corporation, the nation’s sixth-largest wireless service carrier, provided wireless service to 5.7 million customers in 26 states.  The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

For more information about TDS or its business units, visit:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
U.S. Cellular: www.uscc.com

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